Exhibit 99.1

NEWS RELEASE	Contact:	Dave Spille
For Immediate Release		Vice President, Investor Relations
April 21, 2006		and Capital Markets
(703) 744-1787
SUNRISE SENIOR LIVING ADOPTS NEW STOCKHOLDER RIGHTS PLAN TO
REPLACE EXPIRING PLAN
     MCLEAN, VA — Sunrise Senior Living, Inc. (NYSE: SRZ), today announced that its Board of Directors adopted a new Stockholder Rights Plan (the “rights plan”) to become effective upon the expiration of its existing rights plan, adopted in 1996, that is set to expire on April 24, 2006. The rights plan is designed to protect all stockholders of the Company against potential acquirers who may pursue coercive or unfair tactics aimed at gaining control of the Company without paying all stockholders of the Company a full and fair price.
     “The overriding objective of the Board of Directors in adopting the rights plan is to maximize shareholder value should an unsolicited offer to acquire the company arise,” said Paul Klaassen, Sunrise Senior Living chairman and CEO. “This will not prevent the Board from approving a fair and equitable offer to acquire the Company if one should materialize.”
     In implementing the rights plan, the Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on April 24, 2006. Each right initially would entitle the holder thereof to purchase a fraction of a share of preferred stock. The rights will expire on April 24, 2016. The distribution of rights under the plan will not interfere with the Company’s business plans or be dilutive or affect our reported per share results.
     The rights are represented by the Company’s common stock certificates and are not immediately exercisable. Under the plan, the preferred purchase rights generally become exercisable upon the acquisition of 20% or more of Sunrise’s outstanding common stock, unless the Board of Directors redeems the rights. If exercised, all holders of rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price. In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.
     Details of the rights plan will be mailed to all stockholders of the Company later this month. Additional information concerning the rights plan, including a copy of the rights plan, will be filed with the Securities and Exchange Commission and will be accessible via the EDGAR database at http://www.sec.gov.

Sunrise Senior Living Adopts New Stockholder Rights Plan to Replace Expiring Plan / page 2
     Sunrise Senior Living, a McLean, Va. based company, employs more than 40,000 people. As of March 31, 2006, Sunrise operated 423 communities in the United States, Canada, Germany and the United Kingdom with a combined capacity for more than 51,000 residents. Sunrise also had 46 communities under construction in these countries with a combined capacity for more than 6,000 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer’s and other forms of memory loss, as well as nursing and rehabilitative care. Sunrise’s senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.
     Estimates of future earnings are by definition, and certain other matters discussed in this press release may be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions and availability of financing for development and acquisitions. These and other risks are detailed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
###